                                                                               .
                                                                               .
                                                                               .

                                   EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS

                              Year Ended December 31,
                             ------------------------
                              2005     2004     2003
                             ------   ------   ------
                               (In thousands, except
                                  per share data)
BASIC

Net Income                   $3,073   $2,207   $2,105
/ Weighted Average Shares     3,467    2,970    2,936

Basic Earnings Per Share     $ 0.89   $ 0.74   $ 0.72
                             ======   ======   ======

DILUTED

Net Income                   $3,073   $2,207   $2,105
/ Weighted Average Shares     3,556    3,041    2,989

Diluted Earnings Per Share   $ 0.86   $ 0.73   $ 0.70
                             ======   ======   ======

Per share data has been retroactively adjusted for stock dividend.

Notes:

     - Where applicable, diluted share computations include the effects of outstanding stock options.